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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements of Michaels Stores, Inc. listed below and in the related Prospectuses of our report dated March 4, 2002, with respect to the consolidated financial statements of Michaels Stores, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended February 2, 2002.

Form	Registration Number	Pertaining to Michaels Stores, Inc.
S-3	333-34459	Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase Plan
S-3	333-29423	Michaels Stores, Inc. Amended and Restated 1992 Non-Statutory Stock Option Plan
S-8	333-21407	Michaels Stores, Inc. Amended and Restated 1992 Non-Statutory Stock Option Plan
S-8	33-64379	Michaels Stores, Inc. 1994 Non-Statutory Stock Option Plan
S-8	333-21635	Michaels Stores, Inc. Amended and Restated 1994 Non-Statutory Stock Option Plan
S-3	333-29421	Michaels Stores, Inc. Amended and Restated 1994 Non-Statutory Stock Option Plan and Stock Option Agreement dated June 6, 1997, between Michaels Stores, Inc. and R. Michael Rouleau
S-8	33-61055	Michaels Stores, Inc. Employees 401(k) Plan
S-8	333-29429	Michaels Stores, Inc. 1997 Employees Stock Purchase Plan
S-8	333-82495	Michaels Stores, Inc. Deferred Compensation Plan
S-8	33-54726	Michaels Stores, Inc. Key Employee Stock Compensation Program
S-3	33-48029	Registration of 1,255,717 Shares of Common Stock
S-8	333-66122	Michaels Stores, Inc. 2001 Employee Stock Option Plan
S-3	333-84112	Michaels Stores, Inc. 1997 Stock Option Plan
S-8	333-71054	Michaels Stores, Inc. 2001 General Stock Option Plan
S-8	333-84048	Michaels Stores, Inc. 2001 General Stock Option Plan
S-3	333-84054	Michaels Stores, Inc. 2001 General Stock Option Plan

Dallas, Texas April 9, 2002		/s/ ERNST & YOUNG LLP

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CONSENT OF INDEPENDENT AUDITORS